Exhibit 23.3

Consent of Hamilton, Rabinovitz & Associates, Inc.

Hamilton, Rabinovitz & Associates, Inc. (“HR&A”) hereby consents to the incorporation by reference of CIRCOR International, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009, in this Registration Statement on Form S-3 and Prospectus of CIRCOR International, Inc. and in any amendment thereto.

/s/ Francine F. Rabinovitz
Hamilton, Rabinovitz & Associates, Inc.

November 4, 2010